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SFBC International Implements Plans to Address Capacity in Miami with No Material Impact on Future Revenue or Net Income

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SFBC Obtains Approval from Lenders to Repurchase Up to $30 Million of its Common Stock

MIAMI – December 2, 2005 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, announced today that it has implemented plans to ensure its ability to conduct business with no material impact as to future revenue or net income. In addition, SFBC’s lenders demonstrated their confidence in the Company by amending the credit facility to allow SFBC to spend up to $30 million on repurchasing shares of its common stock on the open market.

At this time, SFBC has agreed with Miami-Dade County to reduce the number of beds to 350 beds at its principal Miami facility. SFBC is confident that its ability to win new contracts and fulfill existing contracts will not be impacted by the current capacity of 350 beds at its principal Miami facility for the following reasons:

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The Company was operating the principal Miami facility at approximately 50% of its practical capacity, which SFBC has consistently defined as approximately 60% of the total number of beds, or, on average, 200 occupied beds per day;

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The Company expects to have available up to an additional 120 beds at its other Miami site that was previously operated as a Phase I clinic by Clinical Pharmacology (CP), which was acquired by SFBC in August 2003. This facility has been kept operational and maintains a current license.  Recently, it has been primarily used for recruiting and outpatient studies; and

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The Company also has available capacity at its 120-bed Fort Myers facility to conduct trials during the week, given many of the trials at this facility are conducted on weekends.

SFBC announced yesterday that the Company’s credit facility has been amended to allow SFBC to spend up to $30 million on repurchasing shares of its common stock on the open market. SFBC’s Board of Directors has also amended its repurchase program, which previously was limited to one million shares of common stock, and approved the authorization to repurchase up to $30 million of its common stock. This includes approximately $3.1 million that SFBC previously spent to repurchase 100,000 shares, which was the maximum allowed under the previous covenants of the credit facility.  Purchases will be in the open market, subject to market conditions, and block trades will be permitted -- all in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Purchases will be transacted through one or more brokerage firms to be determined by the Company's management.

Arnold Hantman, chief executive officer of SFBC International, stated, “We believe this accretive repurchase program demonstrates management’s confidence in the business. We believe that at current levels a stock repurchase program is an appropriate use of our cash and borrowing power under our credit facility. Given our advantage of knowing the underlying strength of our operations, the commitment and dedication of our employees, and the support we have received to date from our clients, we are confident in the long term opportunity for our business. By agreeing to amend the credit facility, the lead Arranger of the credit facility and the other lenders have also demonstrated their confidence in our business.”

SFBC is also fully cooperating with Miami-Dade County officials to address certain concerns about structural issues at the Miami headquarters and clinical facility. In response to the concerns raised by the County, SFBC installed structural metal supports where the walls had been removed as part of prior renovations and is continuing to operate at this facility. The Company’s professional engineers and architects believe the building is safe in all respects.

About SFBC International, Inc.

SFBC International, Inc. provides early and late stage clinical drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies around the world. SFBC has more than 30 offices located in North America, Europe (including Central and Eastern Europe), South America, Asia, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I and early Phase II clinical trials and bioanalytical laboratory services, including early clinical pharmacology. SFBC also provides late stage clinical development services globally that focus on Phase II through IV clinical trials. SFBC also offers a range of complementary services, including data management and biostatistics, central laboratory services, medical and scientific affairs, regulatory affairs and submissions, and clinical IT solutions. Additional information is available on SFBC's website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to repurchase its shares, resolution of the issues affecting the principal Miami facility, the impact of capacity reduction, and the increase of capacity at the CP facility are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the future market price of our common stock, and resolution of issues with government officials.

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